CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to use, in the Form SB-2 for Empirical Ventures, Inc. of our report dated September 22, 2004, except for Note 8 ii), which is as of November 12, 2004 relating to the June 30, 2004 consolidated financial statements of Empirical Ventures, Inc., which appears in such Form.

“AMISANO HANSON”

Amisano Hanson
CHARTERED ACCOUNTANTS

Vancouver, Canada
November 12, 2004